Exhibit 5.1

[LETTERHEAD OF VENABLE LLP]

November 25, 2013

Blackstone Mortgage Trust, Inc.

345 Park Avenue, 42nd Floor

New York, New York 10154

Re:	Registration Statement on Form S-3 (Registration No. 333-190191)

Ladies and Gentlemen:

We have served as Maryland counsel to Blackstone Mortgage Trust, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of (a) the sale and issuance by the Company of up to $172,500,000 (including $22,500,000 which the underwriters in the offering have the option to purchase solely to cover over-allotments) in aggregate principal amount of the Company’s 5.25% Convertible Senior Notes due 2018 (the “Notes”) and (b) the issuance by the Company of up to 6,922,149 shares (the “Shares”) of the Company’s class A common stock, $0.01 par value per share (the “Common Stock”), that may be issuable upon conversion of the Notes, covered by the above-referenced Registration Statement, and all amendments thereto (collectively, the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. The Registration Statement;

2. The Prospectus, dated July 26, 2013, as supplemented by a Prospectus Supplement, dated November 19, 2013 (the “Prospectus Supplement”), filed with the Commission pursuant to Rule 424(b) of the General Rules and Regulations promulgated under the 1933 Act;

3. The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

4. The Third Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

5. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

Blackstone Mortgage Trust, Inc.

November 25, 2013

6. Resolutions adopted by the Board of Directors of the Company, and by a duly authorized committee thereof (the “Resolutions”), relating to, among other matters, (a) the sale and issuance of the Notes, (b) the Indenture (as defined herein) and (c) the issuance of the Shares upon conversion of the Notes, certified as of the date hereof by an officer of the Company;

7. The Indenture, dated as of November 25, 2013, as supplemented by a supplemental indenture thereto (collectively, the “Indenture”), by and between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee;

8. A certificate executed by an officer of the Company, dated as of the date hereof; and

9. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Blackstone Mortgage Trust, Inc.

November 25, 2013

5. Upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

6. The Shares will not be issued or transferred in violation of the restrictions or limitations contained in Article VII of the Charter.

7. The Notes will be converted for the Shares in accordance with the terms of the Indenture and the Registration Statement.

The phrase “known to us” is limited to the actual knowledge, without independent inquiry, of the lawyers at our firm who have performed legal services in connection with the issuance of this opinion.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Maryland and is in good standing with the SDAT.

2. The Company has the corporate power to enter into and perform its obligations under the Indenture. The Indenture has been duly authorized, executed and, so far as is known to us, delivered by the Company.

3. The issuance of the Notes has been duly authorized by all necessary corporate action on the part of the Company.

4. The issuance of the Shares upon conversion of the Notes has been duly authorized and, when and if issued and delivered against payment therefor in accordance with the Registration Statement, the Indenture and the Resolutions, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. We note that the Indenture is governed by the laws of the State of New York. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

Blackstone Mortgage Trust, Inc.

November 25, 2013

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Notes (the “Current Report”), which is incorporated by reference in the Registration Statement. Simpson Thacher & Bartlett LLP, counsel to the Company, may rely on this opinion in connection with their opinion of even date herewith. We hereby consent to the filing of this opinion as an exhibit to the Current Report and the said incorporation by reference and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP